Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

January 3, 2006

YELLOW ROADWAY CORPORATION ANNOUNCES NAME CHANGE TO

YRC WORLDWIDE INC.

•	New Name Reflects the Global Breadth and Services Depth of the Company

•	NASDAQ Stock Ticker Changes to “YRCW”

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) announced that it has changed its name to YRC Worldwide Inc., and as of January 4th its stock ticker changes to “YRCW” on The NASDAQ Stock Market.

“Simply put, the breadth and depth of the enterprise is greater than the name Yellow Roadway conveys. We now operate in over 70 countries around the world and our services have expanded to encompass logistics as well as global, national and regional transportation,” said Bill Zollars, chairman, president and CEO of YRC Worldwide. “Our new name, YRC Worldwide, better reflects the reality of what our enterprise is today. Our aspirations for the future remain consistent with our core purpose: Making global commerce work by connecting people, places and information.”

The new name signals the continuation of the strategy of the company. The company acquired Roadway Corporation in December 2003. The acquisition of USF Corporation in May 2005 added nationwide scale in the next-day and regional markets. Meridian IQ offers global logistics management and freight forwarding services and now provides expanded capabilities through recent China-based joint ventures.

YRC Worldwide is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway Express, Reimer Express, USF Holland, USF Reddaway, USF Bestway, USF Glen Moore, New Penn Motor Express and Meridian IQ.

“We continue to build our brands and expand our international, national and regional capabilities,” added Bill Zollars. “Our objective is to provide seamless, end-to-end global transportation solutions to our customers.”

In conjunction with the name change, YRC Worldwide has changed its Web site URL to yrcw.com.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway Express, Reimer Express, USF Holland, USF Reddaway, USF Bestway, USF Glen Moore, New Penn Motor Express and Meridian IQ. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 70,000 people.

Investor Contact:	Phil J. Gaines	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	phil.gaines@yrcw.com		sdawson@lakpr.com